Exhibit (d)(2)

CONFIDENTIALITY AGREEMENT

April 19, 2016

Pfizer Inc.

235 East 42nd Street

New York, New York 10017

Attn: Deborah Baron

Ladies and Gentlemen:

In connection with your consideration of a possible transaction involving Anacor Pharmaceuticals, Inc. (the “Company”) and Pfizer Inc. (“Pfizer”) (the “Transaction”), it is expected that each party may furnish or otherwise make available (the “Disclosing Party”) certain information regarding the Disclosing Party’s business, operations and affairs to the other party (the “Receiving Party”). Such information (whether oral, written, electronic or otherwise), regardless of the form in which it is provided or maintained and whether prepared by the Disclosing Party, its Representatives (as defined below) or otherwise and whether provided on or after the date hereof, together with those portions of any notes, analyses, compilations, studies, interpretations or other documents prepared by the Receiving Party or any of the Receiving Party’s Representatives that contain or otherwise reflect such information is hereinafter referred to as “Confidential Information,” except that “Confidential Information” of the Disclosing Party does not include any information that (i) was publicly available prior to the date of this agreement or hereafter becomes publicly available without any violation of this agreement on the part of the Receiving Party or any of its Representatives, (ii) was available to the Receiving Party or any of its Representatives on a non-confidential basis prior to its disclosure to the Receiving Party or any of its Representatives by the Disclosing Party or any of its Representatives, provided that the source of such information was not, to the best of the Receiving Party’s knowledge, subject to any legally binding obligation to keep such information confidential, (iii) is or becomes available to the Receiving Party or any of its Representatives on a non-confidential basis from a person other than the Disclosing Party or its Representatives who is not, to the best of the Receiving Party’s knowledge, subject to any legally binding obligation to keep such information confidential or (iv) was or is independently developed by the Receiving Party or any of its Representatives without reference to the Confidential Information of the Disclosing Party. As used in this agreement, “person” means an individual or entity and the “Representatives” of any person means the affiliates of such person and the officers, directors, employees, attorneys, accountants, financial advisors, consultants, contractors, agents and other representatives of such person and its affiliates.

In consideration of each party being provided with the Confidential Information of the other party and being offered the opportunity to evaluate the business and operations of the other party, the parties hereby agree as follows:

1. The Receiving Party and its Representatives will not use, or allow the use of, the Disclosing Party’s Confidential Information for any purpose except to evaluate, negotiate and consummate the Transaction.

2. The Receiving Party agrees that the Disclosing Party’s Confidential Information will be kept confidential and will not be disclosed, in whole or in part, by the Receiving Party or any of its Representatives to any person other than those Receiving Party Representatives who need to know such Confidential Information for the purpose of assisting the Receiving Party in evaluating, negotiating and consummating the Transaction; provided that for the avoidance of doubt the Receiving Party agrees that the Confidential Information of the Disclosing Party will be kept confidential and will not be disclosed, in whole or in part, by the Receiving Party or its Representatives to any prospective source of debt or equity financing without the prior written consent of the Disclosing Party. The Receiving Party shall require its Representatives to be subject to obligations of confidentiality and non-use protecting the Confidential Information on terms no less restrictive than those of this agreement, and the Receiving Party shall be responsible for any breach of the applicable terms of this agreement by it or any of its Representatives. The Receiving Party shall, and shall cause its Representatives to, safeguard the Confidential Information of the Disclosing Party in the same manner and with the same level of care (but no less than reasonable care) that the Receiving Party uses in safeguarding and handling its own confidential and proprietary information.

3. Without the prior written consent of the Company, except to the extent required by applicable law, applicable rules or regulations of any national securities exchange or legal process, Pfizer will not disclose to any person except to Pfizer’s Representatives on a “need-to-know” basis the fact that any investigations, discussions or negotiations are taking place concerning the Transaction, or that Pfizer has received Confidential Information from the Company or Confidential Information has been made available by the Company, or any of the terms, conditions or other facts with respect to the Transaction, including the status thereof. Without the prior written consent of Pfizer, except to the extent required by applicable law, applicable rules or regulations of any national securities exchange or legal process, the Company will not (except to the Company’s Representatives) identify Pfizer or its affiliates by name, or disclose any information that would reasonably be expected to identify Pfizer or its affiliates, as being involved in discussions or negotiations concerning a Transaction or having received Confidential Information from the Company.

4. If Pfizer or any of its Representatives is requested or required by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process to disclose any of the Confidential Information of the Company or the fact that discussions or negotiations are taking place between the parties concerning a possible transaction, or any of the terms, conditions or other facts with respect thereto, or Pfizer determines, based on the advice of its counsel, that any such disclosure is required under applicable law or applicable rules or regulations of any national securities exchange, Pfizer will, to the extent permitted by applicable law, provide the Company with written notice thereof as promptly as reasonably practicable after receipt of the relevant request or such determination so that the Company may seek a protective order or other appropriate remedy and/or waive Pfizer’s compliance with the provisions of this agreement; provided that no such notice shall be required to be given in the case of routine supervisory examinations by any regulator that are not specifically directed at the Transaction or the Confidential Information of the Company. Pfizer agrees that it will, at the Company’s request and expense, exercise reasonable efforts to assist the Company in obtaining such protective order or other appropriate remedy. If such protective order or other remedy is denied, and Pfizer or any of its Representatives are nonetheless legally compelled to disclose such information, Pfizer or its Representatives, as the case may be, will furnish only that portion of the Confidential Information of the Company that is legally required, in the opinion of Pfizer’s counsel, and will exercise its reasonable efforts to obtain reliable assurances that confidential treatment will be accorded such Confidential Information. The provisions of this paragraph 4 shall apply, mutatis mutandis, to (i) any disclosure by the Company or its Representatives of any of the Confidential Information of Pfizer or (ii) the identification of Pfizer or its affiliates by name, or the disclosure of any information that would reasonably be expected to identify Pfizer or its affiliates, in each case, as being involved in discussions or negotiations concerning a Transaction or having received Confidential Information from the Company.

5. Pfizer represents that neither it nor, to the best of its knowledge, any of its Representatives has entered into (and, except with the prior written consent of the Company, agrees that it will not, and will use reasonable efforts to ensure that its Representatives will not, enter into) directly or indirectly, any agreement, arrangement or understanding with any other person with respect to a possible transaction involving the Company or that would reasonably be likely to restrict the ability of any other person to provide financing (debt, equity or other) for a possible transaction involving the Company.

6. Each party agrees that all communications by it or any of its Representatives concerning the Transaction and such party’s due diligence investigation (including requests for additional Confidential Information, meetings with management and site visits) shall be directed solely to the other party’s financial advisor or legal counsel, except as may otherwise by approved in advance and in writing by the other party.

7. Pfizer agrees to inform the Company promptly of any determination by it not to proceed with its consideration of the Transaction. Promptly upon the Disclosing Party’s request, the Receiving Party shall, at its option, either destroy or return to the Disclosing Party all Confidential Information of the Disclosing Party. Upon the request of the Disclosing Party, the Receiving Party will promptly (and in any event within ten business days) provide the Disclosing Party with written confirmation of the Receiving Party’s compliance with the prior sentence. Notwithstanding the foregoing, the Receiving Party may maintain a copy of the Disclosing Party’s Confidential Information in its restricted access files for actual or anticipated litigation, regulatory compliance or corporate record keeping purposes, and neither the Receiving Party nor any of its Representatives shall be required to destroy any computer records or files containing any Confidential Information of the Disclosing Party that have been created pursuant to automatic electronic archiving and back-up procedures in the ordinary course of business where it would be unduly burdensome to do so or would be contrary to applicable law or applicable rules or regulations of any national securities exchange.

8. To the extent that any Confidential Information of the Disclosing Party includes materials or other information that may be subject to attorney- client privilege, work product doctrine or any other applicable privilege or doctrine, the Receiving Party acknowledges that it and the Disclosing Party have a commonality of interest with respect to such matters, and agree that it is the parties’ mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Confidential Information of the Disclosing Party that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the Receiving Party agrees to take all commercially reasonable measures to preserve, to the fullest extent possible, the applicability of all such privileges and doctrines.

9. Pfizer agrees that for a period of 12 months following the date hereof, it will not and will ensure that its controlled affiliates will not, directly or indirectly, solicit for employment or hire (i) any officer or director of the Company or (ii) any employee of the Company or any of the Company’s subsidiaries who (solely in the case of this clause (ii)) was introduced to Pfizer or any of its controlled affiliates in connection with the Transaction. The restrictions of this Section 9 shall not prohibit Pfizer, however, from (i) conducting any general solicitation for employment, such as any newspaper or Internet help wanted advertisement, directly or through any agent (including placement and recruiting agencies) that is not directed at such persons, (ii) hiring any such person who approaches Pfizer in response to such general solicitation or (iii) hiring any such person who contacts, or is contacted by, an executive search agency employed by Pfizer or its affiliates, provided that such agency is not directed by Pfizer or its affiliates to specifically target any of the officers, directors or employees of the Company.

10.

(a) Pfizer agrees that, for a period commencing on the date hereof and ending on August 19, 2016 (the “Standstill Period”), it will not (and will ensure that its affiliates and associates (as such terms are defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and any person acting on behalf of or in concert with it or any of its affiliates or associates will not), directly or indirectly, without the prior written consent of the Company:

(i) acquire, agree to acquire, propose, seek or offer to acquire, or facilitate the acquisition or ownership of, any securities or assets of the Company or any of its subsidiaries, or any warrant, option or other right to acquire any such securities or assets,

(ii) enter, agree to enter, propose, seek or offer to enter into or facilitate any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company or any of its subsidiaries,

(iii) make, or in any way participate or engage in, any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company,

(iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company,

(v) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the stockholders of the Company,

(vi) otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of the Company,

(vii) disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing or

(viii) advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons in connection with the foregoing.

Except as provided in this Section 10, Pfizer further agrees that during the Standstill Period it will not (and will ensure that its affiliates and associates (and any person acting on behalf of or in concert with Pfizer or any of its affiliates or associates) will not), directly or indirectly, without the prior written consent of the Company, (x) make any request directly or indirectly, to amend or waive any provision of this Section (including this sentence), or (y) take any action that would reasonably be expected to require the Company to make a public announcement regarding the possibility of a business combination, merger or other type of transaction described in this Section with Pfizer or any of its affiliates.

(b) Notwithstanding Section 10(a), Pfizer and its affiliates may own (and may acquire shares or other ownership interests in) any mutual fund or similar entity that owns Company securities, provided that Pfizer and its affiliates own, in the aggregate, less than 5% of such mutual fund or similar entity and do not directly or indirectly exercise control over the management or policies of such entity. The provisions set forth in Section 10(a) shall not prohibit passive investments by a pension or employee benefit plan or trust for Pfizer’s or its affiliates’ employees so long as such investments are made and held in the ordinary course of business and are directed by independent trustees, administrators or employees to whom no Confidential Information has been disclosed.

(c) Notwithstanding anything to the contrary herein, the Standstill Period shall terminate automatically upon:

(i) any person (A) entering into a definitive agreement (or publicly offering, in an offer that has been recommended by the Company’s Board of Directors) to acquire of 50% or more of the Company’s outstanding equity securities or (B) commencing a tender or exchange offer that has been recommended by the Company’s Board of Directors and that, if consummated, would make such person (or any of its affiliates) the beneficial owner (within the meaning of Section 13(d)(1) of the Exchange Act) of 50% or more of the Company’s equity securities; or

(ii) the Company announcing (including through an agent or representative) the Company’s or its Board of Directors’ approval or recommendation of any transaction following the consummation of which persons and entities who, immediately prior to such transaction, had beneficial ownership of 50% or more of the Company’s equity securities would not continue to beneficially own 50% or more of the equity securities of the resulting entity (or its parent company) or would not have the ability to elect a majority of the directors of the resulting entity (or its parent company).

For purposes of this agreement, each of the events described in clauses (i) and (ii) of this 10(c) is a “Trigger Event”. The expiration or termination of the Standstill Period will not terminate or otherwise affect any of the other provisions of this agreement.

(d) If during the Standstill Period, the Company enters into any confidentiality or similar agreement with any other party (the “Counterparty”) that relates to a transaction that would reasonably be expected to result in a Trigger Event and that either (i) does not contain a standstill obligation on the part of such Counterparty or (ii) contains standstill provisions with a shorter expiration date than the standstill provisions set forth in this agreement, the Company shall promptly offer to eliminate or amend (as the case may be) the standstill provisions set forth in this agreement to have the same expiration date as the standstill provisions contained in such other agreement.

(e) Except as expressly set forth in this Section 10, nothing in this agreement (including, but not limited to, the restrictions on the disclosure and use of information set forth herein) shall restrict or prohibit Pfizer or its Representatives or any of its affiliates from taking any action described in Section 10(a).

(f) The Company agrees that it will not assert that this agreement or any other agreement between Pfizer or its affiliates, on the one hand, and the Company or its affiliates, on the other hand, restricts any of the actions contemplated by this Section 10 after the expiration or termination of the Standstill Period.

(g) Pfizer also agrees not to publicly request that the Company or any of its Representatives amend or waive any provision of this Section 10 (including this sentence); provided, that nothing contained in this agreement shall prevent Pfizer or any of its Representatives from making private, confidential communications that are not reasonably likely to be required to be publicly disclosed by either the Company or Pfizer to the Company’s Chief Executive Officer and its Board of Directors (including, without limitation, a private, confidential proposal to acquire the Company or a private, confidential request to amend or waive any provision of this Section 10). If at any time Pfizer is approached by any third party concerning its or such third party’s participating in any of the types of matters referred to in this Section 10, Pfizer will not communicate with such third party concerning such participation.

11. All proprietary and intellectual property rights in and to the Confidential Information of the Disclosing Party furnished to the Receiving Party and its Representatives shall remain the sole property of the Disclosing Party, and nothing in this agreement shall be construed in any way to grant to the Receiving Party or any of its Representatives any express or implied option, license or other right, title or interest in or to any Confidential Information of the Disclosing Party, or to any intellectual property rights embodied in such Confidential Information.

12. Neither the Disclosing Party nor any of its Representatives shall have any liability to the Receiving Party or any of its Representatives resulting from the selection or use of the Disclosing Party’s Confidential Information by

the Receiving Party or any of its Representatives or any errors therein or omission therefrom. Neither the Disclosing Party nor its Representatives makes any representations or warranties, express or implied, with respect to its Confidential Information, except for any representations and warranties that may be expressly made to the other party in a definitive transaction agreement when, as, and if finally executed, and subject to such limitations and restrictions as may be specified therein. Unless and until the parties shall have executed and delivered a definitive transaction agreement, neither party will be under any legal obligation of any kind whatsoever with respect to the Transaction by virtue of this agreement except for the matters specifically agreed to herein. Pfizer understands and agrees that the Company shall be free to establish and/or change any process or procedure with respect to the Transaction as the Company in its sole discretion may determine including, without limitation, (i) rejecting any and all proposals made by Pfizer, (ii) terminating discussions and negotiations with Pfizer, (iii) negotiating with any other interested party or entering into a final definitive agreement relating to the Transaction with any other party or (iv) withdrawing from consideration the possibility of engaging in a transaction. Each party further agrees that, notwithstanding anything else in this agreement to the contrary, neither party nor its Representatives will be under any legal obligation of any kind whatsoever to provide any of its Confidential Information to the other party, and either party may terminate the other party and its Representatives’ access to its Confidential Information at any time.

13. Each party agrees that monetary damages calculated at law may not be an adequate remedy for breach of this agreement by such party or its Representatives and that, in the event of a breach or threatened breach, the non-breaching party shall be entitled to injunctive relief and specific performance without the necessity of providing any bond or other security, in addition to any other remedy it may have under this agreement or otherwise at law or in equity, provided that (a) the non-breaching party has satisfied its burden of proof with respect to actual or threated breach of this agreement (other than proving actual damages) as determined in a court’s discretion and (b) the breaching party shall not be required to relinquish any arguments that may become relevant in its defense, other than defenses to availability and enforceability of specific performance.

14. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

15. If any term or provision of this agreement or any application hereof shall be invalid and unenforceable, the remainder of this agreement and any other application of such term or provision shall not be affected thereby.

16. This agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to principles of conflict or choice of laws. Each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Chancery Court (or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court), and each of the parties hereby irrevocably consents to the jurisdiction of such courts in any such suit, action or proceeding arising out of or relating to this agreement or the transactions contemplated hereby and irrevocably waives to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereby agree that service of any process, summons, notice or document by registered mail addressed to Pfizer at its address set forth above or to the Company at 1020 East Meadow Circle, Palo Alto, CA 94303 shall be effective service of process for any such suit, action or proceeding brought against such party in any such court. Each party agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject by suit upon such judgment.

17. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

18. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This agreement may be modified or waived only by an instrument signed by the parties hereto. This agreement may not be assigned by any party hereto without the express prior written consent of the other party hereto.

19. This agreement constitutes the entire understanding between the parties with respect to its subject matter and supersedes any other prior arrangements as to the subject matter hereof.

20. This agreement will terminate and be of no further force or effect three years from the date hereof; provided that (i) Sections 1, 13, 17 and 18 shall be binding in perpetuity or until the latest date permitted by law and (ii) notwithstanding the foregoing, the terms of this agreement shall survive with respect to any Confidential Information of the Disclosing Party retained or not destroyed by the Receiving Party or its Representatives pursuant to Section 7 hereof until such time as it ceases to be “Confidential Information” of the Disclosing Party hereunder. For the avoidance of doubt, notwithstanding any decision by either party to terminate its consideration of the Transaction or the return or destruction of Confidential Information of the Disclosing Party pursuant to Section 7, each party and its Representatives will continue to be bound in accordance with the terms hereof for the term of this agreement.

21. This agreement may be executed in one or more counterparts. Each shall be deemed an original, but together shall constitute one and the same instrument. This agreement may be executed and delivered by facsimile or electronic mail. Any signatures delivered by means of facsimile or electronic mail shall have the same legal effect as manual signatures.

Very truly yours,

ANACOR PHARMACEUTICALS, INC.

By:	/s/ Ryan T. Sullivan

	Name:	Ryan T. Sullivan
	Title:	EVP & General Counsel

Accepted and agreed:

PFIZER INC.

By:	/s/ Deborah Baron
	Name:	Deborah Baron
	Title:	Vice President, Worldwide Business Development